Exhibit 4

TERMINATION AGREEMENT AND MUTUAL RELEASE

This Termination Agreement and Mutual Release (this “Agreement”) is entered into by and between Alderox, Inc. (formerly known as Reclamation Consulting and Applications, Inc.) (“Alderox”) and Pala Investments Holdings Limited (the “Lender”). Capitalized terms not defined herein have the meaning ascribed to such terms in the Secured Debenture (as hereinafter defined).

WITNESSETH

WHEREAS, Alderox and the Lender are parties pursuant to a Secured Convertible Debenture, dated as of December 12, 2007 (the “Original Debenture”), pursuant to which Lender loaned Alderox Three Million Dollars ($3,000,000) and, under the terms and subject to the conditions set forth therein, provided for the potential further loan of Two Million Dollars ($2,000,000);

WHEREAS, pursuant to an Omnibus Amendment, dated as of March 28, 2008 (the “First Omnibus Amendment”), Lender loaned Alderox an additional Two and One-half Million Dollars ($2,500,000);

WHEREAS, pursuant to a Second Omnibus Amendment, dated as of August 1, 2008 (the “Second Omnibus Amendment”), Lender loaned Alderox an additional Seven Hundred Thousand Dollars ($700,000) and, under the terms and subject to the conditions set forth therein, provided for the potential further loan of Three Hundred Thousand Dollars ($300,000) (the Original Debenture, as amended by such First Omnibus Amendment, Second Omnibus Amendment, and Amendment and Limited Waiver, dated October 10, 2008, the “Secured Debenture”);

WHEREAS, in connection with the loans made pursuant to the Secured Debenture, Alderox and Lender entered into a Voting and Right of First Refusal Agreement (as amended, the “Voting Agreement”), a Registration Rights Agreement (as amended, the “Registration Rights Agreement”) and a Patent and Trademark Security Agreement (as amended, the “Security Agreement”) and Alderox issued the Lender warrants to purchase its common stock (collectively, the “Warrants”);

WHEREAS, the Lender and Alderox entered into a letter agreement, dated April 20, 2009 (the “Letter Agreement”), from Lender to Alderox and as acknowledged and agreed to by Alderox and an Exchange Agreement, dated as of July 27, 2009 (the “Exchange Agreement”);

WHEREAS, pursuant to the terms of the Letter Agreement (1) in accordance with Section 9610 of the California Uniform Commercial Code, the Lender conducted a public auction (the “Auction”) of the intellectual property owned by Alderox and pledged by the Company to secure its obligations under the Debenture and gave Alderox notice of such auction pursuant to the Notification of Public Disposition dated November 2, 2009 (the “Public Auction Notice”) and advertised such Auction through the publication of the Public Auction Notice of Foreclosure Sale published in The Wall Street Journal on November 3, 2009 (the “WSJ Advertisement”) and (2) at the Auction, the Lender purchased certain intellectual property collateral securing the Secured Debenture and certain related goodwill (collectively, the “IP Collateral”) by credit bidding Three Million One Hundred Thousand Dollars ($3,100,000) of the Secured Obligations;

WHEREAS, Alderox has requested that the Lender forgive all remaining principal and interest owing under the Secured Debenture;

WHEREAS, Alderox and the Lender desire to enter into this Agreement to terminate the Secured Debenture, the Voting Agreement, the Registration Rights Agreement, the Security Agreement, the Letter Agreement, the Exchange Agreement, the Warrants and all related agreements (written and oral), annexes, certificates, exhibits, schedules and other documents ancillary to each of the foregoing, in each case with the exception of the Surviving Provisions (as defined below);

WHEREAS, other than with respect to any Surviving Provisions, Alderox and the Lender desire to enter into this Agreement to release each other party from all existing and future claims as more specifically set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I — TERMINATION

SECTION 1.1 Termination.

(a)           Other than with respect to the Surviving Provisions, the following documents are hereby terminated immediately and shall be of no further force or effect:

(i)                 the Secured Debenture;

(ii)                the Letter Agreement;

(iii)               the Exchange Agreement;

(iv)               the Voting Agreement;

(v)                the Registration Rights Agreement;

(vi)               the Security Agreement;

(vii)              the Warrants; and

(viii)             all related agreements (written and oral), annexes, certificates, exhibits, schedules and other documents ancillary to each of the foregoing ((i) through (viii), collectively, the “Terminated Agreements”).

(b)           The Lender hereby forgives all outstanding indebtedness (including, without limitation, for principal, interest and fees) and other obligations of Alderox under or relating to the Secured Debenture (the “Forgiven Obligations”), and such Forgiven Obligations shall be deemed paid and satisfied in full and irrevocably discharged, terminated and released;

(c)           Alderox acknowledges receipt of the Public Auction Notice, acknowledges that its representatives attended the Auction and are familiar with the foreclosure process and procedures used by the Lender and acknowledges and agrees that the foreclosure, the Auction and all related procedures were “commercially reasonable” under the California Uniform Commercial Code; and

(d)              The Lender hereby releases, absolutely, unconditionally, irrevocably and forever, all security interests granted to the Lender under the Secured Debenture on all assets other than the IP Collateral and agrees that all such security interests will be, and hereby are, forever discharged. The release set forth herein is a quitclaim release of any and all of such security interests insofar as they attach to any such property of Alderox under the Secured Debenture and (b) is given and will be effective without any recourse to the Lender and without any statement, representation, warranty, promise or undertaking whatsoever by the Lender.

SECTION 1.2 Quitclaim by Alderox. Alderox hereby relinquishes, releases and waives any claims to ownership of, and any rights of possession to, any of the IP Collateral, and acknowledges and agrees that the Lender owns the IP Collateral free and clear of any claims to ownership or other rights to the IP Collateral, will not assert against the Lender and the Lender Releasees, any claims in connection with the IP Collateral and will execute, acknowledge and deliver such other instruments, and will take such other proper actions and execute and deliver such other documents, certifications and further assurances, as may be reasonably necessary or required to effectuate the intents and purposes of this Agreement, including any additional quitclaim documentation.

SECTION 1.3 Surviving Provisions. Each of the parties hereby agrees that the provisions of the Letter Agreement regarding Alderox’s agreement to the Auction (the “Surviving Provisions”) shall survive this Agreement. For the avoidance of doubt, Alderox expressly agrees that the remaining provisions of the Letter Agreement, including the agreement regarding the license of the IP Collateral by the Lender to Alderox and the exchange of the remaining Secured Obligations for preferred stock, shall terminate as set forth in Section 1.1 above.

ARTICLE II — MUTUAL GENERAL RELEASES

SECTION 2.1 Release by Alderox. Alderox on behalf of itself and each of its present and former officers, directors, employees, shareholders, members, attorneys, representatives, and agents, and the successors and assigns of each of the foregoing (collectively, the “Alderox Releasors”), hereby releases and forever discharges, and covenants not to sue, the Lender, and its present and former, direct and indirect, parent, subsidiary and affiliated corporations, companies, partnerships, joint ventures, limited partnerships and limited liability companies, and each of its and their respective present and former officers, directors, employees, shareholders, members, attorneys, representatives, and agents, and the successors and assigns of each of them (collectively, the “Lender Releasees”), from and in respect of all liabilities, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, counterclaims, cross-claims and demands, in law, admiralty or equity, which against the Lender Releasees, the Alderox Releasors and their successors and assigns ever had, now have or hereafter can, shall or may have, whether known or unknown, suspected or unsuspected, and howsoever denominated or described, from the beginning of the world to the date of this Agreement, as against the Lender Releasees for amounts, sums, damages, or liabilities which any of the Alderox Releasors has incurred or paid, or may or will incur or pay, regardless of whether such payment or incurrence is voluntary or involuntary, or pursuant to a settlement, judgment, award or otherwise; provided, however, Alderox does not waive or release any claims arising under this Agreement.

SECTION 2.2 Release by Lender. The Lender on behalf of each of its present and former, direct and indirect, parent, subsidiary and affiliated corporations, companies, partnerships, joint ventures, limited partnerships and limited liability companies, and each of their respective present and former officers, directors, employees, shareholders, members, attorneys, representatives, and agents, and the successors and assigns of each of the foregoing (collectively, the “Lender Releasors”), hereby releases and forever discharges, and covenants not to sue, the Alderox Parties, and each of their respective present and former officers, directors, employees, shareholders, members, attorneys, representatives, and agents, and the successors and assigns of each of them (collectively, the “Alderox Releasees”), from and in respect of all liabilities, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, counterclaims, cross-claims and demands, in law, admiralty or equity, against the Alderox Releasees, which the Lender Releasors and their successors and assigns ever had, now have or hereafter can, shall or may have, whether known or unknown, suspected or unsuspected, and howsoever denominated or described, from the beginning of the world to the date of this Agreement, as against the Alderox Releasees for amounts, sums, damages, or liabilities which any of the Lenders has incurred or paid, or may or will, incur or pay, regardless of whether such payment or incurrence is voluntary or involuntary, or pursuant to a settlement, judgment, award or otherwise; provided, however, the Lender does not waive or release any claims arising under this Agreement.

ARTICLE III — MISCELLANEOUS

SECTION 3.1 Representations and Warranties. Each of the parties hereto represents and warrants that

(a)           The parties hereto have not heretofore assigned, transferred or conveyed any of the claims existing on or prior to the date hereof and purported to be released to any other person, entity or organization and that each of the parties hereto alone have the sole and exclusive right and authority to assert said claims and to hereby release each such claim;

(b)           Each person and entity executing this Agreement has full capacity, power and authority to do so on behalf of the persons and/or entity(ies) in whose behalf each purports to execute the same, and all necessary authorizations have been obtained for each to do so;

(c)           In entering into this Agreement, each party hereto has received independent legal advice from attorneys of its choice. Each party hereto enters into this Agreement of its own volition, without compulsion of any kind, and after a full opportunity to consider this matter with its own legal advisor. This Agreement has been carefully read by, the contents hereof are known and understood by, and is signed freely by each party hereto, and each party hereto is acting in the absence of coercion, duress or undue influence.

SECTION 3.2 Confidentiality. The terms of this Agreement, including, without limitation, any consideration paid by any party hereunder, are confidential and shall not be disclosed by any party hereto without the prior written consent of the other parties hereto. Notwithstanding the foregoing, any party hereto may disclose the contents of this Agreement in order to enforce the terms and conditions contained herein, and to the extent reasonably necessary to persons such as its attorneys, accountants, auditors, and insurers, or as so required by subpoena, law or regulation. Nothing above shall prevent any party hereto from stating to any person that any and all disputes in connection with the Bankruptcy Cases and the Personal Property were settled by the parties.

SECTION 3.3 No Implied Waiver. The failure of any party hereto to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive them of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

SECTION 3.4 Entire Agreement; Binding on Successors and Assigns; Severability. This Agreement, when signed by all parties hereto, shall constitute the entire understanding and agreement between the parties hereto and supersedes and cancels any and all prior oral and written agreements, if any, between and among them. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective predecessors, successors and assigns. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, void, illegal or unenforceable in any respect, such invalidity, voidness, illegality or unenforceability shall not affect any other provision of this Agreement, and the remaining portions shall remain in full force. The warranties and representations contained in this Agreement shall survive its execution and performance.

SECTION 3.5 Expenses. Each party hereto shall bear all fees, costs and expenses incurred by it in connection with the negotiation, execution and delivery of, the performance of its obligation under, and the consummation of, this Agreement, including without limitation, all attorneys’, and other professional fees and expenses.

SECTION 3.6 Partial Invalidity. If any term, provision, covenant, or condition of this Agreement, or the application thereof to either party or any circumstance, is held to be unenforceable, invalid, or illegal (in whole or in part) for any reason in any relevant jurisdiction, the remaining terms, provisions, covenants, and conditions of this Agreement, modified by the deletion of the unenforceable, invalid, or illegal portion, will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity, or legality of the remaining terms, provisions, covenants, and conditions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Agreement will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

SECTION 3.7 Governing Law; Forum Selection; WAIVER OF JURY TRIAL. This Agreement shall be governed in all respects by the laws of the State of California without regard to choice of laws or conflict of laws provisions thereof. The parties agree that any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America located in the County of Orange, State of California or the courts of the State of California located in the County of Orange, State of California, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding and EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELEASES CONTEMPLATED HEREBY.

SECTION 3.8 Unknown Claims; Waiver of Rights under California Civil Code Section 1542 and Laws of Similar Effect. Each of the Parties hereto hereby acknowledge that they are familiar with California Civil Code Section 1542, and that with respect to the releases provided in this Agreement, each party hereto hereby waives the protection of (a) California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER AGREEMENT WITH THE DEBTOR;”

and (b) any laws of similar effect. The parties hereto acknowledge that the effect and import of the waiver of the provisions of Civil Code Section 1542 and all similar laws which may apply to the releases provided in this Agreement have been explained to them by their own counsel.

SECTION 3.9 Electronic Execution; Counterparts. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic pdf shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument.

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WHEREFORE, this Agreement is duly executed as of the day and year first set forth above.

ALDEROX, INC. (formerly known as Reclamation Consulting and Applications, Inc.)

BY:	/s/ Mike Davies
NAME:	Mike Davies
TITLE:	CEO, Director

PALA INVESTMENTS HOLDINGS LIMITED,
As the Lender

BY:	/s/ Susan Garrod
NAME:	Susan Garrod
TITLE:	Executive Director